Exhibit 99.1

Press Release

For immediate release

Company contact: Jennifer Martin, Vice President of Investor Relations, 303-312-8155

Bill Barrett Corporation Reports First Quarter 2012 Results and

Announces Successful Niobrara Wells in the DJ Basin

DENVER – May 3, 2012 – Bill Barrett Corporation (NYSE: BBG) today reported first quarter 2012 results and announced operational updates highlighted by:

•	Successful Niobrara exploration results at Chalk Bluffs in the Denver-Julesburg Basin, with the first two wells producing at an average 24-hour peak rate of 905 Boe/d

•	Joint venture agreement with a major independent to partner on 112,000 acres in the Paradox Basin

•	Oil and natural gas production growth, up 21% to 28.2 Bcfe; oil production up 62%

•	Average realized price of $6.41 per Mcfe, reflecting the benefit of strong oil and NGL pricing as well as hedging gains. Oil and NGL sales increased to 56% of pre-hedge sales revenues

•	Discretionary cash flow of $99.0 million or $2.09 per diluted common share

•	Adjusted net income of $9.5 million or $0.20 per diluted common share

Chairman, Chief Executive Officer and President Fred Barrett commented: “I have emphasized the importance of execution in 2012 and our team is delivering. Oil production growth of 62%, exploration success in the Niobrara oil program that opens-up the potential to expand the Denver-Julesburg (“DJ”) Basin program, bringing in a partner to kickstart activity on our vast Paradox Basin position, realizing strong pricing and significantly increasing the contribution from oil and NGL sales –all demonstrate execution on our strategy. Based on sales volumes (see “Disclosure Statements” below), where we benefit from our election with third parties to process natural gas production for natural gas liquids (“NGLs”), first quarter 2012 volumes were 9% oil, 20% NGL-related and 71% dry gas. Oil and NGL-related sales accounted for more than half of first quarter revenue as our transition to an increased proportion of liquids is well underway.

“Our actions in the first quarter continue to better position the Company for the long-term. During the quarter, we reduced our 2012 capital program by approximately $100 million and all development and exploration drilling activity for the remainder of the year will target oil and NGL-rich resources. Today, we are further modifying our drilling program (see “Additional Financial Information - Guidance” below) as we move an additional rig into the DJ Basin this month, following strong drilling results, and as we move our one remaining West Tavaputs gas rig to provide for an earlier expansion of drilling in the Uinta Oil Program. The short-term outcome of our revised 2012 program includes higher oil growth and an approximate 6 Bcf reduction in dry gas production. The uplift from oil against low natural gas prices drives little, if any, impact to projected 2012 cash flows while better positioning the Company for future oil production growth.

“Looking ahead, we have the visibility and large oil drilling inventory to continue this momentum. I am particularly excited about our pace of growth in the Uinta and DJ Basins, as well as results to date in Chalk Bluffs where we plan to drill several Niobrara wells this year. I also look forward to getting back to work in the Paradox Basin, where we control more than 350,000 net acres as well as testing a diversity of exciting new exploration projects across the Rockies –all for continued robust oil and NGL exposure.”

OPERATING AND FINANCIAL RESULTS

Oil and natural gas production totaled 28.2 billion cubic feet equivalent (“Bcfe”) in the first quarter of 2012, up 21% from 23.2 Bcfe in the first quarter of 2011, including a 62% increase in oil production. Production growth was predominantly from West Tavaputs following start-up of full-field development in the first quarter of 2011, from the Uinta Oil Program where activity was expanded from one rig in the first quarter of 2011 to three rigs currently, and from the DJ Basin, where the Company is successfully expanding production following its mid-2011 acquisition.

Realized pricing in the first quarter of 2012 remained strong despite natural gas prices reaching 10-year lows. The average realized sales price was $6.41 per thousand cubic feet equivalent (“Mcfe”) and included a $1.14 per Mcfe benefit from NGL-related pricing and $1.04 per Mcfe benefit from realized hedges. The average realized price is down from $7.18 per Mcfe in the first quarter of 2011 due to lower natural gas prices partially offset by higher oil prices. The average realized natural gas price in the first quarter was $5.46 per Mcf and the average realized oil price was $88.42 per barrel (Bbl). (See “Selected Operating Highlights” below for more detail.)

In the first quarter of 2012, oil and NGLs made up 29% of the total sales volumes (see “Disclosure Statements” below) and 56% of pre-hedge revenues. Sales volumes, including the breakdown of natural gas production into quantities sold as dry gas and quantities that receive the benefit of NGL related pricing from the Company’s election to process natural gas, where it is able to do so, are as follows:

	1Q11	2Q11	3Q11	4Q11	1Q12
Reported Production Volumes:
Oil (Bbls/d)	3,299	3,642	4,304	5,066	5,286
Natural gas, including NGLs (MMcf/d)	238	269	279	286	278
Reported Realized Prices:
Oil (per Bbl)	$78.44	$82.40	$79.79	$81.48	$88.42
Natural gas, including NGLs (per Mcf)	$6.69	$6.47	$6.48	$6.26	$5.46
Sales* Volumes:
Oil (Bbls/d)	3,299	3,642	4,304	5,066	5,286
Natural gas sold as dry gas (MMcf/d)	200	234	250	261	257
NGLs (Bbls/d)	10,619	11,024	11,571	11,476	11,985

*	(see “Disclosure Statements” below)

In the first quarter of 2012, the Company changed how it accounts for commodity hedges by discontinuing the practice of cash flow hedge accounting. Differences in the accounting method include:

•

The Commodity derivative gain (loss) line item on the Unaudited Consolidated Statements of Operations includes certain realized and unrealized gains and losses on hedges, including prospective gains and losses on hedges with future settlement dates.

•

Reported net income is affected because the Derivative gain (loss) line item under mark-to-market hedge accounting immediately recognizes prospective, future gains and losses on all derivative positions, based on current commodity prices, and will fluctuate with oil and natural gas prices. Under the previous cash flow hedge accounting method, the majority of prospective gains and losses were classified in Accumulated Other Comprehensive Income on the Consolidated Balance Sheets until the period they become current.

•	The Commodity derivative gain (loss) line item is reported under Other Income and Expense.

•	This change in reporting does not impact reported cash flows, the calculation of per unit realized prices or Adjusted Net Income (a non-GAAP measure, see “Adjusted Net Income Reconciliation” below.)

Discretionary cash flow (a non-GAAP measure, see “Discretionary Cash Flow Reconciliation” below) in the first quarter of 2012 was $99.0 million, or $2.09 per diluted common share, down from $104.7 million in the first quarter of 2011. The decline in discretionary cash flow is primarily due to lower realized natural gas prices and increased interest expense, mostly offset by higher production volumes.

Net income in the first quarter of 2012 was $35.9 million, or $0.76 per diluted common share, up from $15.2 million, or $0.33 per diluted common share, in the first quarter of 2011. Adjusted net income for the first quarter of 2012 (a non-GAAP measure, see “Adjusted Net Income Reconciliation” below) was $9.5 million, or $0.20 per diluted common share, compared with $19.1 million, or $0.41 per diluted common share, in the first quarter of 2011. Adjusted net income removes the effect of non-recurring charges such as unrealized derivative gains and losses, impairment expenses, property sales and one-time items.

DEBT AND LIQUIDITY

At March 31, 2012, the Company’s revolving credit facility was undrawn. Subsequent to quarter-end, the Company’s lenders affirmed the borrowing base and commitments at $900 million. After deducting an outstanding letter of credit for $26.0 million, borrowing capacity is $874.0 million. During the quarter, the Company completed the offering of $400 million of 7.0% senior notes due 2022, issued at par. Proceeds from the offering were used to pay down the Company’s revolving line of credit and to fund $147.2 million of principal amount of the 5% convertible senior notes put to the Company pursuant to the terms of its indenture. At March 31, 2012, the Company had outstanding a total of $1,075.3 million principal amount in senior debt with no maturity before 2016.

OPERATIONS

Production, Wells Spud and Capital Expenditures

The following table lists production, wells spud and total capital expenditures by basin for the three months ended March 31, 2012:

	Three Months ended March 31, 2012
Basin	Average Net Production (MMcfe/d)	Wells Spud (gross)	Capital Expenditures (millions)
Uinta:
UOP	23	21	$77.0
West Tavaputs	100	12	47.6
Piceance	135	46	69.1
Denver-Julesburg	6	2	27.6
Powder River (CBM)	33	2	0.1
Other	13	2	13.6

Total	310	85	$235.0

Operating and Drilling Update

The Company anticipates drilling or participating in approximately 296 gross/204 net development wells in 2012. The Company’s development program will focus on growth in oil production and reserves. Currently, the Company has six rigs active in development programs including three in the Uinta Oil Program, one in the DJ and two in Gibson Gulch with plans to add three rigs targeting oil in the second quarter, including two in the Uinta Oil Program and one in the DJ Basin.

Uinta Basin, Utah

Uinta Oil Program (Blacktail Ridge, Lake Canyon, East Bluebell and South Altamont) –

Current net production is approximately 4,100 barrels of oil equivalent per day (“Boe/d”). The Company currently has three drilling rigs operating in the area and plans to add two more rigs by the end of this month. The Company expects to drill up to 74 gross/47 net operated wells in the area in 2012, plus participate in approximately 45 wells operated by its partner in Lake Canyon. During 2011, the Company significantly expanded its reserve base in the area and successfully tested the Uteland Butte formation with seven horizontal wells. During 2012, the Company seeks to increase recoveries and optimize development of this vast, oil-rich resource base. During the year, the Company will continue its vertical development program and its horizontal Uteland Butte program. The Company also plans to test horizontally the Black Shale and Wasatch formations, to test vertically the Mahogany formation and has received initial approval for 80-acre pilot wells to test increased density. Also during the first quarter of 2012, the Company continued to expand its acreage position in the area, adding more than 9,600 net undeveloped acres on predominantly fee lands.

At March 31, 2012, the Company had an approximate 68% working interest in production from 143 gross wells. Depending upon elections to participate by partners, the Company expects to have an average 50% working interest in its 2012 drilling program. The per well working interests for the 2012 program range from 19% to 100%.

West Tavaputs – Current net production is approximately 94 million cubic feet equivalent per day (MMcfe/d), up from 65 MMcfe/d at this time last year. However, due to low natural gas prices, the Company has redirected all drilling activity from this dry natural gas program to oil and NGL-rich areas, reducing production through the remainder of 2012. While development is temporarily scaled back, the Company plans to complete certain facility upgrades in anticipation of future growth as natural gas prices improve. This program remains one of the Company’s largest, long-term development assets having 461 Bcfe of proved reserves, 1.2 Tcfe proved, probable and possible reserves (see “Reserve Disclosure” below) and a multi-year inventory of more than 600 gross drilling locations. The West Tavaputs program offers growth in the shallow Mesaverde and Wasatch zones as well as upside opportunity in the deeper Mancos formation.

At March 31, 2012, the Company had an approximate 96% working interest in production from 289 gross wells in its West Tavaputs shallow and deep programs.

Denver-Julesburg Basin, Colorado and Wyoming

Wattenburg and Chalk Bluffs – Current DJ net production is approximately 1,100 Boe/d. The DJ Program was initiated through an acquisition in mid-2011. Since then, the Company has nearly doubled production through development drilling, successful evaluation drilling, and improving production through re-fracture stimulation of existing wells. The Company plans to add a second rig in the basin this month, and the full year 2012 program includes approximately 28 gross/17 net operated wells, all of which will be horizontal and target the Niobrara formation.

During the first quarter of 2012, the Company initiated drilling on its Chalk Bluffs acreage, drilling and completing two horizontal wells into the Niobrara “B Chalk” formation. Results to date are very positive with the first and second wells having peak 24-hour initial production (“IP”) rates of 841 Boe/d and 968 Boe/d, respectively, and average 30-day rates of 417 Boe/d and 456 Boe/d, respectively (not consecutive 30 day periods as wells were put on pump). The Company currently has approximately 17,300 net undeveloped acres in the Chalk Bluffs area. It is too early to determine corresponding EURs from results to-date, yet horizontal success in the Niobrara opens the potential for sizable expansion of the DJ Program.

At March 31, 2012, the Company had an approximate 91% working interest in production from 220 gross wells.

Piceance Basin, Colorado

Gibson Gulch – Current net production is approximately 136 MMcfe/d. In March 2012, the Company modified its full year capital program to reduce drilling at Gibson Gulch from three rigs to two rigs. The Gibson Gulch program serves as a “swing area” for the Company as it can substantially modify the drilling program in conjunction with broader capital plans and commodity prices. Gibson Gulch natural gas production is processed, at the election of the Company, exposing the Company to NGL pricing. The incremental benefit to production revenues related to natural gas liquids was $1.14 per Mcfe to the Company-wide realized price in the first quarter of 2012. Gibson Gulch operations offer strong margins due both to low operating costs and the currently higher revenues related to liquids. The program continues to be a key, lower risk development area for the Company.

At March 31, 2012, the Company had an approximate 99% working interest in production from 864 gross wells in its Gibson Gulch program.

Paradox Basin, Colorado

Yellow Jacket – The Company holds a sizable 445,000 gross/352,000 net acreage position in the Yellow Jacket prospect. In the first quarter of 2012, the Company re-initiated exploration drilling at the Yellow Jacket prospect. The Company drilled two horizontal wells targeting the Gothic Shale formation at approximately 6,000 feet in an area that holds NGL-rich resources. The Company plans to complete both wells in the second quarter. In addition, the Company signed a joint venture agreement with a major independent to earn-in up to 70% on 112,000 acres in a portion of the Company’s position. The joint venture will acquire 3-dimensional seismic and plans to drill its first well by April 2013.

ADDITIONAL FINANCIAL INFORMATION

Guidance

The Company’s 2012 guidance (please reference “Forward-Looking Statements” below) is as follows. The Company may update guidance as business conditions warrant:

•	Capital expenditures of $800 to $900 million (before acquisitions, if any).

•	Oil and natural gas production of 116 to 122 Bcfe, up 9% to 14% from 2011, revised from 122 to 126 Bcfe, following continued shift to oil.

•	Lease operating costs per Mcfe of $0.60 to $0.65, revised from $0.57 to $0.62.

•	Gathering, transportation and processing costs per Mcfe of $0.92 to $0.97, revised from $0.90 to $0.95.

•	General and administrative expenses before non-cash stock-based compensation cost per Mcfe of $0.45 to $0.49, revised from $0.43 to $0.47.

Commodity Hedges Update

It is the Company’s strategy to hedge a portion of its production to reduce the risks associated with unpredictable future commodity prices and to provide predictability for a portion of cash flows in order to support the Company’s capital expenditure program.

For 2012 and 2013, the Company has hedges in place as outlined in the table below. Swap and collar hedge positions are tied to regional sales points and include:

•

For the second through fourth quarters of 2012, approximately 63.0 Bcfe, or approximately 70% of production, at a weighted average blended floor price of $6.59 per Mcfe. Approximately 70% of natural gas, 70% of oil and 20% of NGL production/sales is hedged.

•

For 2013, approximately 53.6 Bcfe at a weighted average blended floor price of $6.41 per Mcfe. Based on current sales estimates, approximately 50% of natural gas, 30% of oil and 5% of NGL production/sales is hedged.

As of April 30, 2012:

SWAPS & COLLARS
Period	Natural Gas / NGLs		Oil		EQUIVALENT
	Volume MMBtu/d	Price $MMBtu	Volume Bbl/d	Price $/Bbl	Volume Mmcfe	Price $/Mcfe
2Q12	223,525	$4.55	5,300	$101.02	21,385	$6.60
3Q12	229,089	$4.39	5,300	$101.02	22,086	$6.42
4Q12	198,777	$4.52	5,300	$101.02	19,551	$6.75
1Q13	172,557	$3.85	4,000	$102.16	16,278	$5.94
2Q13	127,529	$3.97	4,000	$102.16	12,734	$6.53
3Q13	127,501	$3.96	4,000	$102.16	12,872	$6.53
4Q13	114,240	$4.02	4,000	$102.16	11,763	$6.78

In addition, the Company has natural gas basis only hedges in place for 2012 of 20,000 MMBtu/d at a basis differential price of ($1.22) per MMBtu. These hedges are not in the money.

FIRST QUARTER 2012 RESULTS WEBCAST AND CONFERENCE CALL

As previously announced, a webcast and conference call will be held later this morning to discuss first quarter 2012 results. Please join Bill Barrett Corporation executive management at noon Eastern time/10:00 a.m. Mountain time for the live webcast, accessed at www.billbarrettcorp.com, or join by telephone by calling 800-215-2410 (617-597-5410 international callers) with passcode 86881460. The webcast will remain available on the Company’s website for approximately 30 days, and a replay of the call will be available through May 10, 2012 at call-in number 888-286-8010 (617-801-6888 international) with passcode 48429249. The Company also has tentatively scheduled its remaining 2012 earnings conference calls for August 2 and November 1, 2012, typically at noon Eastern time/10:00 a.m. Mountain time.

QUARTERLY REPORT ON FORM 10-Q

The Company plans to file today its Quarterly Report on Form 10-Q for the quarter ended March 31, 2012. The 10-Q will be posted to the Company’s website at www.billbarrettcorp.com and found under “SEC Reports”.

UPCOMING EVENTS

Updated investor presentations will be posted to the homepage of the Company’s website at www.billbarrettcorp.com for each event below. Please check the website at 5:00 Mountain time on the business day prior to the investor event for the most recent presentation. Webcast events will also be accessible on the homepage of the Company’s website:

Annual Meeting of Stockholders

The 2012 Annual Meeting of Stockholders of Bill Barrett Corporation will be held on May 10, 2012 at 9:30 a.m. Mountain time. The meeting will be followed by a Company presentation and a question and answer period. The meeting, presentation and question and answer period will be webcast and may be accessed live and for replay on the Company’s website at www.billbarrettcorp.com .

Investor Conferences

Chief Financial Officer Bob Howard will present at the Enercom London Oil and Gas Conference on June 13, 2012 at 10:15 a.m. London time. The event will be webcast.

Chief Operating Officer Scot Woodall will present at the Global Hunter Securities 100 Energy Conference in San Francisco on June 25, 2012 at 2:00 p.m. Pacific time. The event will be webcast.

DISCLOSURE STATEMENTS

Calculation of Natural Gas Liquids as a Percent of Sales Volumes

The Company’s natural gas production is based on wellhead volumes and its natural gas revenue includes the incremental revenue benefit of from third party purchasers and processors when the company elects to receive NGL values from certain volumes of natural gas. Many oil and gas producing companies report NGL volumes and revenues separately from natural gas volumes and revenues. In order to provide a metric that is comparable to other oil and gas production companies, the Company is providing the percentage of total company sales volumes by product including oil, natural gas and NGL revenues received from our gas purchasers or processors. The NGL volumes identified by our gas purchasers or processors are converted to an oil equivalent based on 42 gallons per barrel and compared to overall gas equivalent production based on a 1 barrel to 6 Mcf ratio.

Reserve Disclosure

The SEC permits oil and gas companies to disclose probable and possible reserves in their filings with the SEC. The Company does not plan to include probable and possible reserve estimates in its filings with the SEC.

The Company has provided internally generated estimates for probable and possible reserves in this release. The estimates conform to SEC guidelines. They are not prepared or reviewed by third party engineers. Our probable and possible reserve estimates are determined using strip pricing, which we use internally for planning and budgeting purposes. The Company’s estimate of probable and possible reserves is provided in this release because management believes it is useful, additional information that is widely used by the investment community in the valuation, comparison and analysis of companies. U.S. investors are urged to consider closely the disclosure in our Annual Report on Form 10-K for the year ended December 31, 2011, available on the Company’s website at www.billbarrettcorp.com or from the corporate offices at 1099 18th Street, Suite 2300, Denver, CO 80202. You can also obtain this form from the SEC by calling 1-800-SEC-0330 or at www.sec.gov.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding projected results and future events. In particular, the Company is providing “2012 Guidance,” which contains projections for certain 2012 operational and financial results, as well as planned drilling activity. These forward-looking statements are based on management’s judgment as of this date and include certain risks and uncertainties. Please refer to the Company’s Annual Report on Form 10-K for the year-ended December 31, 2011 filed with the SEC, and other filings including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q, for a list of certain risk factors that may affect these forward-looking statements.

Actual results may differ materially from Company projections and can be affected by a variety of factors outside the control of the Company including, among other things, market conditions, oil and gas price volatility, exploration and development drilling and testing results, performance of acquired properties, the ability to receive drilling and other permits and rights-of-way, regulatory approvals, governmental laws and regulations and changes in enforcement of those laws and regulations, new laws and regulations, risks related to and costs of hedging activities including counterparty viability, surface access and costs, availability of third party gathering, transportation, processing and refining, the availability and cost of services and materials, the ability to obtain industry partners to jointly explore certain prospects and the willingness and ability of those partners to meet capital obligations when requested, availability and costs of financing to fund the Company’s operations, uncertainties inherent in oil and gas production operations and estimating reserves, the speculative actual recovery of estimated potential volumes, unexpected future capital expenditures, competition, risks associated with operating in one major geographic area, the success of the Company’s risk management activities, title to properties, litigation, environmental liabilities, and other factors discussed in the Company’s reports filed with the SEC. Bill Barrett Corporation encourages readers to consider the risks and uncertainties associated with projections and other forward-looking statements. In addition, the Company assumes no obligation to publicly revise or update any forward-looking statements based on future events or circumstances.

ABOUT BILL BARRETT CORPORATION

Bill Barrett Corporation (NYSE: BBG), headquartered in Denver, Colorado, explores for and develops oil and natural gas in the Rocky Mountain region of the United States. Additional information about the Company may be found on its website www.billbarrettcorp.com.

BILL BARRETT CORPORATION

Selected Operating Highlights

(Unaudited)

		Three Months Ended March 31,
		2012	2011
Production Data:
Natural gas (MMcf)		25,319	21,434
Oil (MBbls)		481	297
Combined volumes (MMcfe)		28,205	23,216
Daily combined volumes (Mmcfe/d)		310	258
Average Prices (before the effects of realized hedges):
Natural gas (per Mcf)	(1)	$4.28	$5.61
Oil (per Bbl)		89.86	81.18
Combined (per Mcfe)		5.37	6.21
Average Realized Prices (after the effects of realized hedges):
Natural gas (per Mcf)	(1)	$5.46	$6.69
Oil (per Bbl)		88.42	78.44
Combined (per Mcfe)		6.41	7.18
Average Costs (per Mcfe):
Lease operating expense		$0.66	$0.57
Gathering, transportation and processing expense		0.97	0.83
Production tax expense		0.22	0.37
Depreciation, depletion and amortization		2.63	2.82
General and administrative expense, excluding non-cash stock-based compensation	(2)	0.49	0.56

(1)	Natural gas average prices include the effect of NGL revenues.
(2)	Management believes the separate presentation of the non-cash component of general and administrative expense is useful because the cash portion provides a better understanding of cash required for general and administrative expenses. Management also believes that this disclosure may allow for a more accurate comparison to the Company’s peers that may have higher or lower costs associated with equity grants.

BILL BARRETT CORPORATION

Consolidated Statements of Operations

(Unaudited)

		Three Months Ended March 31,
(in thousands, except per share amounts)		2012	2011
Operating and Other Revenues:
Oil and gas production	(1)	$177,042	$172,197
Other		2,134	238

Total operating and other revenues		179,176	172,435

Operating Expenses:
Lease operating		18,638	13,299
Gathering, transportation and processing		27,352	19,336
Production tax		6,207	8,566
Exploration		439	1,351
Impairment, dry hole costs and abandonment		564	283
Depreciation, depletion and amortization		74,083	65,394
General and administrative	(2)	13,800	13,067
Non-cash stock-based compensation	(2)	4,640	4,629

Total operating expenses		145,723	125,925

Operating Income/ (loss)		33,453	46,510
Other Income and Expense:
Interest income and other income (expense)		1,563	63
Interest expense		(21,590)	(12,042)
Commodity derivative gain (loss)	(1)	44,747	(11,112)

Total other income and expense		24,720	(23,091)

Income before Income Taxes		58,173	23,419
Provision for Income Taxes		22,280	8,204

Net Income/ (loss)		$35,893	$15,215

Net Income Per Common Share
Basic		$0.76	$0.33
Diluted		$0.76	$0.33

Weighted Average Common Shares Outstanding
Basic		47,085	46,093
Diluted		47,368	46,767

(1)	The table below summarizes the realized and unrealized gains and losses the Company recognized related to its oil and natural gas derivative instruments for the periods indicated:

	Three Months Ended March 31,
	2012	2011
Included in oil and gas production revenue:
Certain realized gains on hedges	$25,465	$27,922

Included in commodity derivative gain (loss):
Realized gain (loss) on derivatives not designated as cash flow hedges	$3,803	$(5,404)
Unrealized ineffectiveness gain recognized on derivatives designated as cash flow hedges	—	163
Unrealized gain (loss) on derivatives not designated as cash flow hedges	40,944	(5,871)

Total commodity derivative gain (loss)	$44,747	$(11,112)

(2)	Management believes the separate presentation of the non-cash component of general and administrative expense is useful because the cash portion provides a better understanding of cash required for general and administrative expenses. Management also believes that this disclosure may allow for a more accurate comparison to the Company’s peers that may have higher or lower costs associated with equity grants.

BILL BARRETT CORPORATION

Consolidated Condensed Balance Sheets

(Unaudited)

(in thousands)		As of March 31, 2012	As of December 31, 2011
Assets:
Cash and cash equivalents		$95,694	$57,331
Other current assets	(1)	180,257	189,012
Property and equipment, net		2,564,273	2,406,764
Other noncurrent assets		44,408	34,823

Total assets		$2,884,632	$2,687,930

Liabilities and Stockholders’ Equity:
Current liabilities	(1)	$201,056	$233,198
Notes payable to bank		—	70,000
Senior notes		1,041,584	641,198
Convertible senior notes		25,344	171,042
Other long-term liabilities	(1)	375,507	353,654
Stockholders’ equity		1,241,141	1,218,838

Total liabilities and stockholders’ equity		$2,884,632	$2,687,930

(1)	At March 31, 2012, the estimated fair value of all of our commodity derivative instruments was a net asset of $98.8 million, comprised of: $86.7 million current assets; $12.3 million non-current assets; and ($0.2) million non-current liabilities. This amount will fluctuate quarterly based on estimated future commodity prices and the current hedge position.

BILL BARRETT CORPORATION

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31,
(in thousands)	2012	2011
Operating Activities:
Net income	$35,893	$15,215
Adjustments to reconcile to net cash provided by operations:
Depreciation, depletion and amortization	74,083	65,394
Impairment, dry hole costs and abandonment expense	564	283
Unrealized derivative (gain)\loss	(40,944)	5,708
Deferred income taxes	22,280	8,204
Stock compensation and other non-cash charges	3,322	5,091
Amortization of debt discounts and deferred financing costs	3,317	3,169
Loss (gain) on sale of properties	—	279
Change in assets and liabilities:
Accounts receivable	15,207	(3,699)
Prepayments and other assets	1,191	3,929
Accounts payable, accrued and other liabilities	(12,434)	(16,324)
Amounts payable to oil & gas property owners	(3,277)	(904)
Production taxes payable	(2,402)	1,366

Net cash provided by operating activities	$96,800	$87,711

Investing Activities:
Additions to oil and gas properties, including acquisitions	(230,158)	(105,172)
Additions of furniture, equipment and other	(2,329)	(720)
Proceeds from sale of properties and other investing activities	(112)	(344)

Net cash used in investing activities	$(232,599)	$(106,236)

Financing Activities:
Proceeds from debt	450,000	—
Principal payments on debt	(267,156)	—
Deferred financing costs and other	(9,350)	(3,308)
Proceeds from stock option exercises	668	4,353

Net cash provided by financing activities	$174,162	$1,045

Increase/(Decrease) in Cash and Cash Equivalents	38,363	(17,480)
Beginning Cash and Cash Equivalents	57,331	58,690

Ending Cash and Cash Equivalents	$95,694	$41,210

BILL BARRETT CORPORATION

Reconciliation of Discretionary Cash Flow & Adjusted Net Income

(Unaudited)

Discretionary Cash Flow Reconciliation

	Three Months Ended March 31,
(in thousands, except per share amounts)	2012	2011
Net Income/(loss)	$35,893	$15,215
Adjustments to reconcile to discretionary cash flow:
Depreciation, depletion and amortization	74,083	65,394
Impairment, dry hole and abandonment expense	564	283
Exploration expense	439	1,351
Unrealized derivative (gain)/loss	(40,944)	5,708
Deferred income taxes	22,280	8,204
Stock compensation and other non-cash charges	4,923	5,091
Amortization of debt discounts and deferred financing costs	3,317	3,169
Gain on extinguishment of debt	(1,601)	—
Loss (gain) on sale of properties	—	279

Discretionary Cash Flow	$98,954	$104,694

Per share, diluted	$2.09	$2.24
Per Mcfe	$3.51	$4.51

Adjusted Net Income Reconciliation

	Three Months Ended March 31,
(in thousands except per share amounts)	2012	2011
Net Income/(loss)	$35,893	$15,215
Adjustments to net income:
Unrealized derivative (gain)/loss	(40,944)	5,708
Impairment expense	—	—
Loss (gain) on sale of properties	—	279
One time items:
Gain on extinguishment of debt	(1,601)	—

Subtotal Adjustments	(42,545)	5,987
Effective tax rate	38%	35%

Tax effected adjustments	(26,378)	3,892

Adjusted Net Income	$9,515	$19,107

Per share, diluted	$0.20	$0.41
Per Mcfe	$0.34	$0.82

The non-GAAP (Generally Accepted Accounting Principles in the United States of America) measures of discretionary cash flow and adjusted net income are presented because management believes that they provide useful additional information to investors for analysis of the Company’s ability to internally generate funds for exploration, development and acquisitions as well as adjusting net income for unusual items to allow for a more consistent comparison from period to period. In addition, these measures are widely used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions.

These measures should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, profitability, cash flow or liquidity measures prepared in accordance with GAAP. Because discretionary cash flow and adjusted net income exclude some, but not all, items that affect net income and net cash provided by operating activities and may vary among companies, the amounts presented may not be comparable to similarly titled measures of other companies.